INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 33-31434 and No. 33-43854 of The Boeing Company on Form S-8 of our reports dated June 10, 1994, appearing in the Annual Report on Form 11-K of The Boeing Company Voluntary Investment Plan for Hourly Employees and of The Boeing Company Voluntary Investment Plan for Salaried Employees for the year ended December 31, 1993.

/s/ Deloitte & Touche

DELOITTE & TOUCHE
Seattle, Washington
June 10, 1994